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                                                                     Exhibit 3.3

                            CERTIFICATE OF AMENDMENT
                                       OF
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                             STRATOS LIGHTWAVE, INC.

     Stratos Lightwave, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

     1. The amendment set forth below to the Corporation's Restated Certificate of Incorporation, as heretofore amended, was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     Paragraph A of Article IV of the Restated Certificate of Incorporation is hereby deleted and the following is substituted in lieu thereof:

          "A. The total number of shares of capital stock which the Corporation shall have authority to issue is 105,000,000, consisting of 100,000,000 shares of common stock par value 0.01 per share (the "Common Stock"), and 5,000,000 shares of preferred stock par value $0.01 per shares (the "Preferred Stock").

          Immediately upon the filing of this Amendment to the Restated Certificate of Incorporation (the "Effective Time") each ten (10) shares of the Common Stock, issued and outstanding immediately prior to the Effective Time (the "Old Common Stock"), shall automatically, without further action on the part of the Corporation or any holder of Old Common Stock, be combined, converted, reclassified and changed into one (1) fully paid and nonassessable share of Common Stock (the "New Common Stock" and the "Reverse Stock Split"), subject to the treatment of fractional share interests as described below. The combination and reclassification of the Old Common Stock into New Common Stock shall occur at the Effective Time regardless of when the certificates representing such Old Common Stock are surrendered to the Corporation in exchange for certificates representing New Common Stock. After the Effective Time, certificates representing the Old Common Stock shall, until surrendered to the Corporation in exchange for New Common Stock, represent the number of shares of New Common Stock into which such Old Common Stock shall have been converted pursuant to this Amendment and the right to receive cash in lieu of any fractional share interest. No certificates representing fractional shares of New Common Stock shall be issued in connection with the Reverse Stock Split. Holders who otherwise would be entitled to receive fractional share interests of New Common Stock shall be entitled to receive in lieu of fractional shares and upon surrender to the Corporation's transfer agent of their certificates representing Old Common Stock, duly endorsed, a cash payment in an amount equal to the product calculated by multiplying (i) the closing sales price of the Company's Common Stock on the trading day preceding the Effective Date as reported on the


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     NASDAQ National Market or, if no such sales price exists, the mid-range between the last bid and asked price on such date by (ii) the number of shares of Old Common Stock held by such holder that would otherwise have been converted into a fractional share interest. Upon surrender by a holder of Old Common Stock or a certificate or certificates for Old Common Stock, duly endorsed, to the Corporation's transfer agent, the Corporation shall, as soon as practicable thereafter, issue and deliver to such holder of Old Common Stock, a certificate or certificates for the number of shares of New Common Stock to which such holder shall be entitled as aforesaid together with cash in lieu of any fractional shares interest."

     2. This Certificate of Amendment shall become effective at 5:00 p.m., Eastern time, on October 21, 2002.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by James W. McGinley, its President and Chief Executive Officer, this 18th day of October, 2002.

                                   Stratos Lightwave, Inc.


                                   By: /s/ James W. McGinley
                                       --------------------------------
                                       James W. McGinley
                                       President and Chief Executive Officer


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